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                                                    Filed pursuant to Rule 424B3
                                                    Registration No. 333-65136

PROSPECTUS



                                 358,999 Shares



                         WEATHERFORD INTERNATIONAL, INC.


                                  Common Stock



         The selling stockholders of Weatherford International, Inc. listed on page 4 may offer and resell up to 358,999 shares of our common stock under this prospectus. We will not receive any of the proceeds from sales of shares by the selling stockholders.

         Our common stock is traded on the New York Stock Exchange under the symbol "WFT". On July 23, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $43.89 per share.

         The selling stockholders may sell these shares from time to time on the New York Stock Exchange or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for their legal fees and for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses.

         Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is July 25, 2001.
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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE
NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION
CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES
SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.


                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION........................................    2

SELLING STOCKHOLDERS.......................................................    4

PLAN OF DISTRIBUTION.......................................................    5

LEGAL MATTERS..............................................................    6

EXPERTS....................................................................    6


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

         The following documents that we have filed with the SEC (File No.1-13086) are incorporated by reference into this prospectus:



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         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2000, as amended by Amendment Nos. 1 and 2 to Form 10-K on Forms 10-K/A;

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         -        Our Current Report on Form 8-K dated January 30, 2001;

         - Our Current Report on Form 8-K dated February 9, 2001, as amended by Amendment No. 1 to Form 8-K on Form 8-K/A;

         -        Our Current Report on Form 8-K dated April 19, 2001;

         -        Our Current Report on Form 8-K dated July 16, 2001; and

         - The description of our common stock contained in our Registration Statement on Form 8-A (filed May 19, 1994) and as amended by our Registration Statement on Form S-3 (Registration No. 333-44272), including any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.



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                              SELLING STOCKHOLDERS


         The selling stockholders acquired their shares of common stock from us in connection with our acquisition of their shares of Brit Bit Limited. Each of the selling stockholders is a party to a registration rights agreement in which we agreed to register the shares of common stock issued to them in the acquisition and to use our best efforts to keep the registration statement effective until the earlier of July 3, 2002 or the date on which all of the registered shares of common stock are sold or may be sold under Rule 144(k) under the Securities Act of 1933. Registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares.

         Scottish Enterprise and Intelli Investments Limited may assign their registration rights in connection with any sale or transfer of their shares other than pursuant to a registration statement. Additionally, any individual selling stockholders may assign their registration rights to family members who receive the shares by gift. These transferees or donees will be included in a prospectus supplement if they wish to use this prospectus to re-offer the shares.

         We will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. We also will indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or will contribute to payments the selling stockholders may be required to make in respect thereof. The selling stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses for any shares that are registered and that they sell.

         The table below sets forth the beneficial ownership of common stock by each selling stockholder as of July 25, 2001. Except as noted in the footnotes to this table, all of the shares owned by the selling stockholders may be sold pursuant to this prospectus.


               Name of                       Number of            Percent of
         Selling Stockholder              Shares Owned(1)     Outstanding Shares
-------------------------------------     ---------------     ------------------
Binnert Ruerd Haites(2)..............            218,487              *
James Bain(2)(3).....................             13,051              *
Michael Thomas Wardley(2)(4).........              6,435              *
Stephen Redgrave.....................              8,990              *
Neil Andrew Abercrombie Simpson(2)(5)             31,495              *
Intelli Investments Limited..........              1,620              *
Scottish Enterprise..................             45,331              *
Russell Eric Furner(2)...............             34,590              *
Helen Morrow Bain(3).................                500              *
Sheila Ann Wallace(4)................                500              *

----------
*        Less than 1%
(1) Because the selling stockholders may offer all (except as noted in these footnotes) or a portion of the shares pursuant to this prospectus, we cannot estimate to the number of shares of our common stock that the selling stockholders will hold upon termination of any sales.
(2) Messrs. Haites, Bain, Wardley and Furner became employees of Weatherford upon our acquisition of Brit Bit Limited. Mr. Simpson has been an employee of Weatherford since March 2000.
(3)      James Bain and Helen Morrow Bain are husband and wife.
(4)      Michael Thomas Wardley and Sheila Ann Wallace are husband and wife.
(5) 29,495 of the shares owned by Mr. Simpson are being offered pursuant to this prospectus.



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                              PLAN OF DISTRIBUTION


         The selling stockholders have advised us that they may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

         - through the New York Stock Exchange or any other securities exchange that quotes the common stock

         -        in the over-the-counter market

         - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions)

         - in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales

         - by pledge to secure debts and other obligations or on foreclosure of a pledge

         - through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock

         -        in a combination of any of the above transactions.

         The selling stockholders also have advised us that the hedging transactions that may be entered into by the selling stockholders from time to time may include, among others, one or more of the following transactions, in which a selling stockholder may:

         - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions

         - sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions

         - enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus or

         - loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

         The selling stockholders have advised us that they may use broker-dealers or other persons to sell their shares in transactions that may include, among others, one or more of the following:

         - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction

         - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Broker-dealers or other persons may receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons


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engaged by the selling stockholders may allow other broker-dealers or other persons to participate in resales. The selling stockholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

         The selling stockholders have advised us that they may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

         Instead of selling common stock under this prospectus, the selling stockholders have advised us that they may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act.

         We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.


                                  LEGAL MATTERS

         Burt M. Martin, our Vice President - Law, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Mr. Martin holds options to purchase 139,013 shares of common stock.


                                     EXPERTS

         The consolidated financial statements of Weatherford International, Inc. and the related consolidated financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.



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